Exhibit 2.2
AMENDMENT NO. 1
TO
PURCHASE AND SALE AGREEMENT
     This AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of January 11, 2008 among Analog Devices, Inc., a Massachusetts corporation (the “Parent”), Analog Devices, B.V., a limited liability company formed under the laws of the Netherlands (“Analog BV”), Analog Devices ApS, a company organized under the laws of Denmark (“Analog ApS”), Analog Devices Limited, a company organized under the laws of England (“Analog Limited”), Analog Devices India Private Limited, a company organized under the laws of India (“Analog India”), Analog Devices Hong Kong, Ltd., a company organized under the laws of Hong Kong (“Analog Hong Kong”), Analog Devices Korea, Ltd., a company organized under the laws of Korea (“Analog Korea”),  Analog Devices (Shanghai) Co., Ltd., a company organized under the laws of the People’s Republic of China (“Analog Shanghai”), Analog Devices (China) Co., Ltd., a company organized under the laws of the People’s Republic of China (“Analog China”), and Analog Devices Taiwan, Ltd., a company organized under the laws of Taiwan (“Analog Taiwan”) (the Parent, Analog BV, Analog ApS, Analog Limited, Analog India, Analog Hong Kong, Analog Korea, Analog Shanghai, Analog China and Analog Taiwan are each individually referred to herein as a “Seller” and are collectively referred to herein as the “Sellers”), and MediaTek Inc., a company organized under the laws of Taiwan (the “Buyer”).
     WHEREAS, Sellers and Buyer are parties to that certain Purchase and Sale Agreement dated September 9, 2007 (the “Purchase Agreement”); and
     WHEREAS, Sellers and Buyer wish to make certain amendments to the Purchase Agreement, as further set forth in this Amendment.
     NOW, THEREFORE, pursuant to Section 12.7 of the Purchase Agreement and in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:
     1. Amendment
          (a) The following is hereby inserted into the Purchase Agreement as Section 4.8 thereof:
     “4.8 Reimbursement for Certain Third Party IP Licenses. From and after the date of this Agreement, Parent shall promptly upon the Buyer’s written request reimburse the Buyer in respect of any amounts paid by Buyer or any of its Affiliates to any third party listed in Annex I hereto in respect of (i) license fees or (ii) maintenance or support fees, in each case relating to the period from the Closing until the third anniversary of the Closing, with respect to each of the software products listed in Annex I hereto and solely for incorporation in the Analog Development Tools (as defined in the License Agreement). Buyer will deliver to Parent a copy of the paid invoice and license, maintenance or support agreement, as applicable, as a condition to such reimbursement. This Section 4.8 shall be without limitation of, nor subject to the limitations under, any rights of any Buyer Indemnified Party to claim indemnification pursuant to Section 6.1(c).”
          (b) The following is hereby inserted into the Purchase Agreement as Section 9.1(h) thereof:
     “9.1(h) Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt, the Parties hereby agree that the standard of performance with respect to any obligation of the Buyer or any of its Affiliates to provide any Continuing Employees or Continuing Contractors with substantially comparable severance and other benefits after Closing pursuant to this Section 9.1 shall be compared only to Sellers’ written plans and policies, and any terms agreed to by the Buyer as part of the TUPE consultation process in Europe, and shall not be compared to practices, unwritten policies or informal arrangements.”
          (c) Article XI of the Purchase Agreement is hereby amended as follows:
          The defined term “Purchase Price” is hereby amended and restated in its entirety as follows:
          ““Purchase Price” shall mean U.S. $349,572,000.”
     2. Effect of Amendment and Waiver. Except as amended hereby and set forth above, the Purchase Agreement shall continue in full force and effect.
     3. Governing Law; Jurisdiction. This Amendment and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any dispute, controversy or claim arising out of or relating to this Amendment, will be resolved in accordance with Section 12.11 of the Purchase Agreement.
     4. Counterparts and Facsimile Signature. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signature.
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     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

ANALOG DEVICES, INC.
By:	/s/ William A. Martin
Name: William A. Martin
Title: Treasurer

ANALOG DEVICES, B.V.
By:	/s/ William A. Martin
Name: William A. Martin
Title: Attorney-in-Fact

ANALOG DEVICES APS
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

ANALOG DEVICES LIMITED
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

ANALOG DEVICES INDIA PRIVATE LIMITED
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

ANALOG DEVICES HONG KONG, LTD.
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

ANALOG DEVICES KOREA, LTD.
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

ANALOG DEVICES TAIWAN, LTD.
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

ANALOG DEVICES (SHANGHAI) CO., LTD.
By:	/s/ William A. Martin
Name: William A. Martin

ANALOG DEVICES (CHINA) CO., LTD.
By:	/s/ William A. Martin
Name: William A. Martin
Title: Director

MEDIATEK INC.
By:	/s/ Ji-Chang Hsu
Name: Ji-Chang Hsu
Title: